Exhibit 10.26

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of the 17th day of September, 2015 between Ricanto Limited (“Consultant”), residing at Century House, Wargrave Road, Henley-on-Thames, Oxfordshire RG9 2LT and EXTAB PHARMA, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company is engaged in the business of developing clinical programs to obtain regulatory approval of the pharmaceutical “Tabex”;

WHEREAS, Consultant has knowledge and expertise in connection with certain pharmaceuticals relevant to the production and marketing of Tabex; and

WHEREAS, the parties desire to formalize their relationship and set forth their obligations to the other in connection with such relationship.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties intending legally to be bound agree as follows:

1. Term. This Agreement shall begin on 17th September, 2015 (the “Effective Date”) and continue until terminated by either party in accordance with the terms of paragraph 5 below (“the Term”).

2. Services. During the Term, Consultant will be available to provide the Company up to 40 hours per week of strategic consulting and marketing services in connection with those matters which the Company designates, including, but not limited to, advice concerning Sopharma, cytisine supply chain, Clinical development, strategic, regulatory and any other matters relating to Tabex and cytisine as requested by the Company (the “Services”).

3. Consulting Fee. $41,666 per month paid by the 15th of the following month.

4. Business Expenses. During the Term, Consultant shall bear all expenses incurred in connection with the performance of the Services, except that the Company shall reimburse Consultant for the reasonable travel and entertainment expenses incurred while Consultant is required by the Company to be away from Consultant’s principal place of business, subject to Consultant providing documentation of the costs so incurred. Consultant’s principal place of business shall be considered to be United Kingdom.

5. Termination.

(a) Consultant may voluntarily terminate his relationship with the Company during the Term upon 30 days’ written notice, and, upon such event, the Consultant will not provide services to the Company after the 30-day notice period. Upon Consultant’s termination of the relationship with the Company, the Company shall pay the Consulting Fee through the effective date of termination on a pro rata basis.

(b) The Company may terminate the relationship with Consultant during the Term for any reason upon 30 days’ written notice, except where such termination is for “cause” as defined below, in which event termination of the relationship shall be immediately effective upon written notice. In the event of a termination without cause, or in the event Consultant gives notice pursuant to section (a) above, Company may, at its election, have Consultant continue or not continue to provide services to the Company through the notice period. For the purposes of this provision, “cause” shall be defined to mean: (i) material breach of any provision of this Agreement, (ii) gross negligence of, or willful dishonesty by, Consultant towards, or fraud upon or deliberate injury to, the Company, (iii) the Consultant’s being disqualified from or unable to perform its duties hereunder, or (iv) the Consultant’s willful refusal to perform its duties.

6. Prior Agreements. Consultant has provided to the Company copies of any non- compete, confidentiality, non-solicitation, or non-hire contracts or provisions currently applicable to Consultant. Consultant represents that he is legally free to accept this engagement and to perform the services required hereunder.

7. Publicity. Any disclosure or public statements regarding the contents or nature of this agreement shall be coordinated between the parties.

8. Independent Contractor – Taxes; Employees of Consultant. Nothing herein shall be construed as creating any partnership, joint venture or agency relationship between the parties hereto. For the purposes of this Agreement, Consultant and the Company shall each be, and remain at all times, independent contractors. The Company shall not be responsible for income tax withholding, social security taxes, unemployment insurance, disability or workers’ compensation insurance contributions for Consultant; rather, Consultant shall be solely responsible for determining the amounts of and making all such payments.

9. Confidential Information. Each party acknowledges that information provided by either party in connection with this Agreement may contain confidential and proprietary data, and disclosure of such information may be damaging to the disclosing party. The term “Confidential Information”, means any and all technical and business information disclosed in any manner or form including, but not limited to financial plans and records, litigation data, marketing plans, business strategies, trade secrets, present and proposed products, computer software programs, source code, relationships with third parties, customer lists, information regarding clients and suppliers and Privileged Information. Privileged Information shall mean written or oral information created or possessed by Company or Company’s clients or its representatives that would be subject to a claim of privilege (e.g. attorney-client, work product, etc.) before a court or other tribunal.

10. Non-Disclosure. (a) Consultant will not disclose Company’s Confidential Information to anyone and Company will not disclose Consultant’s confidential information to anyone other than those within the Company who have a need to have access to such Confidential Information under this Agreement. Neither party may use any of the Confidential Information of the other party for any other purpose than to perform a party’s obligations under the Agreement. Each party will use the same degree of care to protect Confidential Information of the other party as it uses to protect its own Confidential Information of like importance, but no less than a reasonable degree of care. No license to either party’s Confidential Information is either granted or implied by the disclosure of Confidential Information. The duties and obligations to protect Confidential Information will survive termination of this Agreement for any reason.

(b) Exceptions. The receiving party will not have any obligation with respect to any Confidential Information of the disclosing party which the receiving party can establish: (i) is or becomes publicly available through no wrongful act of the receiving party; (ii) was lawfully obtained by the receiving party from a third party without any obligation to maintain the Confidential Information as proprietary or confidential; (iii) was previously known to the receiving party without any obligation to keep it confidential; (iv) was independently developed by the receiving party; (v) is required to be disclosed pursuant to the law, court order, or duly authorized subpoena, provided that the recipient promptly notifies the other party prior to disclosure, and provided further that the recipient makes diligent efforts to limit such disclosure to that which is reasonably required; or (vi) is required to be disclosed pursuant to a regulatory agency or for audit purposes, provided that the recipient is notified of the confidential nature of the Information.

11. Non-Solicitation. (a) During the term of this Agreement and for a period of one (1) year thereafter, Consultant promises and agrees that he will not without the prior written approval of Company (i) employ or hire, or engage as a consultant or subcontractor, any employee or subcontractor of Company or its affiliates, (ii) solicit any employee or subcontractor of Company or of its affiliates to become an employee or subcontractor of any other party, or (iii) recommend or suggest to any other person or entity that such person or entity so solicit, employ, hire, or engage any such employee or subcontractor.

(b) During the term of this Agreement, Consultant agrees that he will not provide similar consulting services to any competitor of the Company without first obtaining written agreement to do so from the Company. During the term hereof and for a period of one (1) year from the termination of this Agreement, the Consultant shall not directly or indirectly interfere with, disrupt, or attempt to interfere with or disrupt, the Company’s relationships, contractual or otherwise, with its customers, or engage in the solicitation or inducement of customers of the Company to breach, modify, or terminate any agreement(s) or relationship(s) they may have with the Company.

(c) Upon termination of this Agreement, Consultant shall promptly return any originals and copies of any and all documents, whether in hard or soft format, and any other property, belonging to the Company.

12. Injunctive Relief. The Consultant recognizes and acknowledges that the Confidential Information and Non-Solicitation obligations have competitive value and that irreparable damage might result to the Company if Confidential Information is improperly disclosed by the receiving party to any non-authorized third party, or if the Non-Solicitation provision is violated. The parties agree that legal proceedings at law or in equity, including injunctive relief, may be appropriate in the event of a breach of paragraphs 10 or 11.

13. Assignment of Rights to Company. The Company shall be the sole and exclusive owner of all of the results and proceeds of Consultant’s services, work and labor during the Term, including, without limitation, all property of a proprietary nature which Consultant may develop, create, write or otherwise produce during the Term, which shall be deemed to be works- made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes. The Consultant agrees to and does assign to the Company all of the Consultant’s rights and interests in any confidential/proprietary information which the Consultant may, during the Term, conceive, develop, or produce in connection with the performance of the services hereunder. The Consultant shall, at the request of the Company, execute such assignments, certificates, or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, enforce, or defend its right to or its title and interest in or to any such properties. The terms of this paragraph shall continue after the termination of this Agreement.

14. Disputes/Arbitration. In the event any disputes or controversies arise between the parties, the aggrieved party shall advise the other party of the dispute in writing within ten (10) business days. Within ten (10) business days after written notice is received, an authorized representative for each party shall meet and attempt to resolve the dispute. Any agreement reached relating to the dispute shall be committed to writing and signed by both authorized representatives. Disputes arising hereunder which cannot be resolved between the parties shall be submitted to binding arbitration by a single arbitrator appointed in accordance with, the then current commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Newark, Delaware unless otherwise agreed by the parties. The parties shall share equally the costs and expenses of any such arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

15. Limitation of Authority. Consultant shall have no authority to bind the Company by or to any obligation, agreement, promise or representation without first obtaining the Company’s prior written approval.

16. (a) Consultant represents and warrants that all work Consultant performs pursuant to this Agreement will be performed with a professional level of skill and will conform to the instructions and specifications set forth herein or as orally directed by the Company.

(b) Consultant hereby indemnifies and agrees to hold the Company (and its officers, directors, employees and agents), harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by any of them and arising out of (i) Consultant’s gross negligence or willful misconduct; (ii) Consultant’s infringement or violation of the proprietary or intellectual property rights of any third party; or (iii) Consultant’s breach of any of the terms of this Agreement. The Company hereby indemnifies and agrees to hold the Consultant harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by Consultant arising as of (i) the Company’s gross negligence or willful misconduct; (ii) the Company’s infringement or violation of the proprietary or intellectual property rights of a third party; or (iii) the Company’s breach of any of the terms of this Agreement.

17. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict-of-laws rules. The waiver by either the Company or Consultant of a breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by the Company or Consultant. This Agreement shall be binding upon and shall inure to the benefit of both the Company and Consultant and their respective successors, heirs and legal representatives; provided, Consultant shall not assign any rights or obligations under this Agreement without the consent in writing of the Company. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by both of the parties hereto. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had never been a part of this Agreement. This Agreement contains the entire agreement between the parties, with respect to the subject matter hereof, and supersedes any and all prior agreements, and understandings written or oral, between the Company and Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ricanto Limited

/s/ Richard Stewart
By: Richard Stewart

EXTAB PHARMA, INC.

/s/ Extab Pharma

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